Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

VIZIO, Inc. and VIZIO Holding Corp.:

We consent to the use of our report dated March 1, 2021, except as to Note 22 which is as of March 16, 2021, with respect to the consolidated balance sheets of VIZIO, Inc. (the Company) as of December 31, 2019 and 2020, the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, included herein.

/s/ KPMG LLP

Los Angeles, California
March 25, 2021